Exhibit 99.1

NEWS	Contact: Amie D’Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV ANNOUNCES KEY LEADERSHIP CHANGES

HOUSTON, TX, March 19, 2025 NOV Inc. (NYSE: NOV) today announced key leadership changes within its senior management team pursuant to the Company’s long term succession planning. As part of this plan, Jose Bayardo, the Company’s Senior Vice President & Chief Financial Officer, has been promoted to President & Chief Operating Officer. Rodney Reed, the Company’s President of NOV Process Flow Technologies, has been promoted to Senior Vice President & Chief Financial Officer.

Mr. Bayardo has served in his previous role since joining the Company in 2015. Before joining NOV, he served in senior resource and business development roles at Continental Resources, Inc. and in senior operating and finance roles at Complete Production Services, Inc., after working in investment banking with J.P. Morgan. He holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University, and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Since joining NOV in 2014, Mr. Reed has served as President of NOV’s Process Flow Technologies business unit, President of NOV’s Completion Tools business unit, Vice President of Corporate Development, and Vice President of Internal Audit. Before joining NOV, Mr. Reed served as Senior Manager for Ernst & Young. Mr. Reed holds a bachelor’s degree and a master’s degree in Accounting from Louisiana State University, where he was a two-time First-Team Academic All-American.

Clay Williams, NOV Chairman & CEO, remarked “Jose and Rodney are both seasoned executives with deep understanding of the industry we serve and NOV’s unique role within it. They are both well-prepared to assume their new responsibilities, to help NOV continue to drive superior results for our customers and our stakeholders.”

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

CONTACT:

Amie D’Ambrosio

Director, Investor Relations

(713) 375-3826

amie.dambrosio@nov.com